Exhibit 99.1

RadioShack Reports Financial Results for Second Quarter 2013
Including Second Quarter Comparable Store Sales Growth of 1.3%
Holly F. Etlin Appointed Interim Chief Financial Officer

FORT WORTH, TX, July 23, 2013 — RadioShack Corporation (NYSE: RSH) today reported results for the second quarter ended June 30, 2013.

Joseph C. Magnacca, chief executive officer, said, “While the second quarter presented a number of challenges, it is noteworthy that we generated comparable store sales growth for the first time since 2010, and increased sales for the sixth consecutive quarter in our high-margin signature platform of products.  In addition, we made progress on the initiatives we outlined last quarter in repositioning our branding, opening a new concept store, streamlining our product assortment, and entering new strategic partnerships.

“At the same time, our profitability was not where we would have liked.  Our strategy this quarter was designed to move through unproductive inventory and test a variety of promotional vehicles, which we knew would have an impact on gross margin rate, but would help us identify opportunities to better align our promotional marketing going forward.

“Looking ahead, we expect the turnaround to take several quarters, and during that time our results may vary from quarter to quarter as we make strategic changes to improve our long-term financial performance. We will be guided by the five pillars of our turnaround strategy – repositioning the brand, revamping our product assortment, reinvigorating our stores, operational efficiency and financial flexibility. To support and accelerate the turnaround, we have decided to bring in AlixPartners, a global business advisory firm with expertise in corporate turnarounds, and Peter J. Solomon Company, an investment banking firm.

“We have a clear plan of action and our team is completely focused on driving the business forward. I remain confident that we can build on our strengths, improve our financial performance, and return this company to a position of prominence in the lexicon of American retailers,” Mr. Magnacca concluded.

The company also announced that Dorvin D. Lively has resigned to pursue a new career opportunity and that  Holly F. Etlin, a managing director at AlixPartners, has been named interim Chief Financial Officer.

SECOND QUARTER SUMMARY

·
Total net sales and operating revenues were $845 million, compared to $849 million last year.  The decline was driven by the impact from closed stores offset by comparable store sales growth of 1.3%.  Our signature platform generated the sixth consecutive quarter of sales growth in our U.S. company-operated stores.

·
Gross profit was $314 million, compared with $340 million last year.  Gross profit performance was negatively impacted by a soft demand for postpaid units and consumer response to specific promotions during the quarter.

·
Gross margin was 37.2% of net sales, compared to 40.1% last year.  Gross margin performance was negatively impacted by our planned promotional strategy this quarter, which included testing different promotions and clearance events.

·	Selling, general and administrative (SG&A) expenses were $337 million, or 39.9% of net sales, compared with $337 million last year.

·	Operating loss was $41 million, compared to $14 million last year.

·	Net loss was $53 million, or $0.53 per diluted share, compared to net loss of $21 million last year.

·	The company continues to have a strong balance sheet and total liquidity of $818 million as of June 30, 2013.

CASH, LIQUIDITY AND CAPITAL SPENDING

The company ended the second quarter with total liquidity of $818 million, including cash and cash equivalents of $432 million and $386 million of available credit under the asset-based revolving credit facility that expires in January 2016.

During the quarter, the company repurchased $2 million in principal value of the 2013 Convertible Notes due August 1, 2013, for a total purchase price of $2 million.

The company’s total debt was $713 million at June 30, 2013.  The 2013 Convertible Notes, which had a par value of $375 million when issued, had a remaining aggregate principal amount of $214 million at June 30, 2013.  As previously stated, the company's intention is to pay the balance of the Convertible Notes at maturity with cash. The balance of the company’s debt comes due between 2016 and 2019.

Capital spending totaled $6 million in the second quarter compared to $17 million last year.

CFO TRANSITION

Following Dorvin Lively’s decision to pursue a new career opportunity with a strategic equity-owned retail company, the company is undertaking a search for a permanent chief financial officer.

Daniel R. Feehan, Non-Executive Chairman of RadioShack’s Board, said, “On behalf of our entire Board, I would like to thank Dorvin for his substantial contribution and integral role in our transformation efforts, as well as his steady leadership as our interim CEO.  We understand and respect his desire to move forward with a meaningful new professional opportunity, and we wish him well. ”

Joseph Magnacca, Chief Executive Officer, said, “Dorvin has been an important partner to me personally over the past few months as I joined the team, and we appreciate the range of his services to RadioShack.  We are also very pleased that Holly Etlin will be stepping in to serve as the interim CFO.”

Mr. Lively said, “I am looking forward to the next step in my career, knowing that I leave the Company in good hands as it continues on its turnaround path with a revamped management team, a new strategic vision, and strong liquidity and financial flexibility.”

Note: All comparisons are versus the same period of the prior fiscal year unless otherwise noted.

CONFERENCE CALL

RadioShack will host a live webcast of its investor conference call at 9 a.m. EDT today.  The Internet broadcast may be accessed from the investor relations home page of the RadioShack corporate website at http://IR.RadioShackCorporation.com.

An archived replay of the conference call will be available in the investor relations section of the corporate website, radioshackcorporation.com.  A telephone replay will be available beginning at approximately 11 a.m. EDT today and will remain available until midnight EDT on August 8, 2013. The telephone replay can be accessed by calling toll-free at (888) 286-8010, or via toll call at (617) 801-6888. The replay pass code is 73501828.

For more information about performance, refer to the RadioShack Corporation Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 23, 2013.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect management’s current views and projections regarding economic conditions, the retail industry environment and company performance.  These statements can be identified by the fact that they include words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning.  We specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements.  These statements involve a number of risks and uncertainties that could cause our actual results to differ materially from the results discussed in our forward-looking statements.  Factors that could cause our actual results to differ materially from the results discussed in our forward-looking statements include, but are not limited to, our ability to execute and the effectiveness of our 2013 initiatives; the underperformance or loss of certain of our important vendors, such as our wireless carrier providers, or breaches by them of our agreements with them; difficulties associated with our transition to an outsourced arrangement for the production of products we previously manufactured at our Chinese manufacturing plant; an adverse impact on our sales or profitability due to our transition to such an outsourced arrangement; an adverse impact on our sales or profitability due to changes wireless carrier providers make to their customer credit requirements, frequency of upgrade eligibility, or other operational matters, and the timing, completeness, and accuracy of information we receive about such changes;  a decline in our gross margin due to customer demand for lower margin mobile devices, such as smartphones and tablets; overall sales performance; economic conditions; product demand; expense levels; competitive activity; interest rates; changes in the company’s financial condition; availability of products and services and other risks associated with the company’s vendors and service providers; the regulatory environment; and other factors affecting the retail category in general.  Additional information regarding these and other factors is included in the company’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended Dec. 31, 2012.

ABOUT RADIOSHACK CORPORATION

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  RadioShack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 30,000 knowledgeable and helpful sales experts globally.  RadioShack’s retail network includes more than 4,300 company-operated stores in the United States, 270 company-operated stores in Mexico, and approximately 1,000 dealer and other outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® is a registered trademark licensed by RadioShack Corporation.

Analyst and Investor Contact:	News Media Contact:
Bruce Bishop	Media Relations
(817) 415-3400	(817) 415-3300
Bruce.Bishop@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2013	2012	2013	2012
Net sales and operating revenues	$844.5	$848.6	$1,693.5	$1,761.9

Cost of products sold	530.7	508.4	1,042.4	1,051.6
Gross profit	313.8	340.2	651.1	710.3

Operating expenses:
Selling, general and administrative	336.9	337.0	674.8	682.3
Depreciation and amortization	15.5	16.3	32.0	33.5
Impairment of long-lived assets	2.8	1.0	4.2	1.5
Total operating expenses	355.2	354.3	711.0	717.3

Operating loss	(41.4)	(14.1)	(59.9)	(7.0)

Interest income	0.3	0.3	0.7	0.8
Interest expense	(14.1)	(12.9)	(29.1)	(26.0)
Other loss	--	--	(0.3)	--

Loss from continuing operations before income taxes	(55.2)	(26.7)	(88.6)	(32.2)
Income tax benefit	(1.8)	(10.5)	(0.4)	(11.3)

Loss from continuing operations	(53.4)	(16.2)	(88.2)	(20.9)
Discontinued operations, net of income taxes	0.3	(4.8)	(8.2)	(8.1)

Net loss	$(53.1)	$(21.0)	$(96.4)	$(29.0)

Basic and diluted net loss per share:
Loss per share from continuing operations	$(0.53)	$(0.16)	$(0.88)	$(0.21)
Loss per share from discontinued operations	--	(0.05)	(0.08)	(0.08)
Net loss per share	$(0.53)	$(0.21)	$(0.96)	$(0.29)

Shares used in computing net loss per share:

Basic and diluted	100.7	100.1	100.7	100.0

Comprehensive loss	$(56.7)	$(23.9)	$(95.7)	$(26.3)

RADIOSHACK CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

	June 30,	December 31,	June 30,
(In millions)	2013	2012	2012
Assets
Current assets:
Cash and cash equivalents	$432.0	$535.7	$517.7
Accounts and notes receivable, net	218.5	452.5	250.0
Inventories	825.8	908.3	828.7
Other current assets	90.4	85.4	144.8
Total current assets	1,566.7	1,981.9	1,741.2

Property, plant and equipment, net	208.8	239.0	256.5
Goodwill, net	36.5	36.6	38.4
Other assets, net	41.5	41.6	51.6
Total assets	$1,853.5	$2,299.1	$2,087.7

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$213.5	$278.7	$355.4
Accounts payable	200.7	435.6	352.3
Accrued expenses and other current liabilities	213.4	263.9	241.7
Total current liabilities	627.6	978.2	949.4

Long-term debt, excluding current maturities	499.2	499.0	323.9
Other non-current liabilities	220.1	223.2	109.8
Total liabilities	1,346.9	1,700.4	1,383.1

Total stockholders’ equity	506.6	598.7	704.6
Total liabilities and stockholders’ equity	$1,853.5	$2,299.1	$2,087.7

RADIOSHACK CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended
	June 30,
(In millions)	2013	2012
Cash flows from operating activities:
Net loss	$(96.4)	$(29.0)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	37.7	41.0
Amortization of discounts on long-term debt	6.2	8.7
Impairment of long-lived assets	4.2	1.5
Stock-based compensation	4.8	3.7
Other non-cash items	1.9	3.1
Changes in assets and liabilities:
Accounts and notes receivable	234.1	110.1
Inventories	82.5	(83.2)
Other current assets	1.1	(3.0)
Accounts payable	(155.7)	20.5
Accrued expenses and other	(57.4)	(50.5)
Net cash provided by operating activities	63.0	22.9

Cash flows from investing activities:
Additions to property, plant and equipment	(11.7)	(27.7)
Proceeds from sale of property, plant and equipment	6.5	--
Changes in restricted cash	(5.6)	(26.5)
Other investing activities	(3.6)	0.1
Net cash used in investing activities	(14.4)	(54.1)

Cash flows from financing activities:
Principal amount of long-term debt repayments	(72.5)	--
Payments of dividends	--	(24.9)
Changes in cash overdrafts	(79.8)	(17.9)
Net cash used in financing activities	(152.3)	(42.8)

Net decrease in cash and cash equivalents	(103.7)	(74.0)
Cash and cash equivalents, beginning of period	535.7	591.7
Cash and cash equivalents, end of period	$432.0	$517.7

RADIOSHACK CORPORATION AND SUBSIDIARIES

Segment Reporting (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2013	2012	2013	2012

Net sales and operating revenues:
U.S. RadioShack company-operated stores	$768.7	$772.4	$1,538.8	$1,606.0
Other	75.8	76.2	154.7	155.9
	$844.5	$848.6	$1,693.5	$1,761.9

Operating income (loss):
U.S. RadioShack company-operated stores	$39.4	$72.0	$100.6	$163.3
Other	3.3	6.0	11.6	14.4
	42.7	78.0	112.2	177.7

Unallocated	(84.1)	(92.1)	(172.1)	(184.7)
Operating loss	(41.4)	(14.1)	(59.9)	(7.0)

Interest income	0.3	0.3	0.7	0.8
Interest expense	(14.1)	(12.9)	(29.1)	(26.0)
Other loss	--	--	(0.3)	--
Loss from continuing operations before income taxes	$(55.2)	$(26.7)	$(88.6)	$(32.2)